 Exhibit 99.1

FOR IMMEDIATE RELEASE

900 South Shackleford, Suite 401	FOR FURTHER INFORMATION CONTACT:

Little Rock, AR 72212	Matt Machen | Chief Financial Officer

501.975.6011

Bear State Financial, Inc. Announces a Definitive Agreement to Purchase Metropolitan National Bank (Springfield, MO); Announces Increased Stock Repurchase Authority and Provides Second Quarter Guidance

●	Bear State Financial, Inc. (“Bear State” or “BSF”) will acquire the stock of Metropolitan National Bank, which has approximately $442 million of total assets.

●	Transaction will be accretive to book value per common share, tangible book value per common share, and earnings per common share.

●	BSF’s Board has doubled BSF’s stock repurchase authorization.

●	BSF expects EPS of $0.08-$0.10 per share for the second quarter of 2015, excluding one-time adjustments.

LITTLE ROCK, AR – June 22, 2015 – Bear State Financial, Inc. (“Bear State” or “BSF”) (NASDAQ:BSF), parent company of Bear State Bank, and Marshfield Investment Company (“Marshfield”), the parent company of Metropolitan National Bank in Springfield, Missouri, announce the signing of a definitive stock purchase agreement.

Under the terms of the agreement, Bear State will acquire 100% of the stock of Metropolitan National Bank and shareholders of Marshfield will receive proceeds of approximately $70 million, consisting of approximately $42 million in Bear State common stock (subject to potential adjustment as provided in the stock purchase agreement) and $28 million in cash.

Bear State anticipates the transaction to be immediately accretive to its book value per common share, tangible book value per common share and earnings per common share.

As of March 31, 2015, Metropolitan National Bank had approximately $442 million of total assets, $340 million of loans and $375 million of deposits. The combined enterprise would have approximately $2 billion in total assets, 41 branches throughout Arkansas, 2 branches in Southeast Oklahoma and 12 branches in Southwest Missouri for a total of 55 branches. The combined enterprise would also have three loan production offices in Arkansas and one in Missouri.

It is anticipated that Mark McFatridge, Metropolitan National Bank’s Chief Executive Officer, will join the Bear State Financial Executive Management team and Board of Directors. In addition, it is anticipated that one member of Metropolitan National Bank’s Board of Directors will join Bear State’s Board of Directors.

The merger is expected to close during the fourth quarter of 2015. The transaction is subject to certain conditions, including the receipt of customary regulatory approvals.

Bear State Bank and Metropolitan National Bank customers should continue to do business at their current Bear State or Metropolitan branches.

In addition to the information contained within this announcement, an Investor Presentation containing additional information regarding this transaction has been posted on Bear State’s website www.bearstatefinancial.com.

Share Repurchase Program

On June 19, 2015, the Board of Directors of Bear State approved a $1 million increase to the previously-approved share repurchase program now permitting Bear State to repurchase up to $2 million of its common stock in open market or other purchases.

Earnings Guidance for the Second Quarter of 2015

On June 22, 2015, Bear State announced that it plans to release the results of its operations for the three-month period ended June 30, 2015 by mid-August 2015. The second quarter represents the first full quarter of operations after giving effect to the consolidation of the bank charters of First Federal Bank, First National Bank and Heritage Bank, N.A. to form Bear State Bank, N.A. and to the integration of all bank operations to a single technology platform. Bear State presently anticipates reporting earnings per share of $0.08-$0.10 for the three months ending June 30, 2015, excluding any one-time adjustments or expenses, which will be described in Bear State’s Quarterly Report on Form 10-Q for the three-month period ending June 30, 2015.

Earnings per share excluding one-time adjustments or expenses is considered a non-GAAP measure. For the three months ending June 30, 2015, non-GAAP earnings per share will exclude merger, conversion, rebranding and integration related expenses; restructuring and impairment charges; and certain investment gains or losses, the exact amount of which are not currently determinable, but may be significant. For that reason, Bear State is unable to provide GAAP earnings estimates for the three months ending June 30, 2015 at this time. Bear State believes that non-GAAP earnings per share is useful because that information is an appropriate measure for evaluating Bear State's operating performance. This measure should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

About Bear State Financial

Bear State Financial, Inc. is the parent company of Bear State Bank. Bear State Financial common stock is traded on the NASDAQ Global Market under the symbol BSF. For more information on Bear State Financial, please visit www.bearstatefinancial.com. Bear State Bank is a community oriented financial institution providing a broad line of financial products to individuals and business customers. Bear State Bank operates 43 branches and three loan production offices throughout Arkansas and Southeast Oklahoma.

About Metropolitan National Bank

Metropolitan National Bank is a customer-oriented bank offering full-service commercial and retail banking to Southwest Missouri. The bank conducts business from 12 banking centers and numerous ATMs throughout a six county region. Additional information about Metropolitan National Bank’s products and services can be found on its website at www.metronationalbank.com.

Forward-Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “anticipate,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, our ability to consummate the acquisition of Metropolitan National Bank in a timely manner, or at all, our ability to recognize synergies and cost savings in connection with the acquisition, our ability to control acquisition-related costs, those risks previously disclosed in BSF’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of BSF’s pricing, products and services, and with respect to our loans and real estate owned, market prices of the property securing loans and the costs of collection and sales. BSF wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. BSF does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.